Lynch Interactive Corporation                                       Attachment B
Statements of Operations and Selected Balance Sheet Data
Unaudited
(In Thousands, Except Per Share Data)

STATEMENTS OF OPERATIONS
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
                                                        Three Months Ended       Percent
                                                             March 31,           Increase
                                                       =====================
                                                        2005           2004      (Decrease)


Revenues ..........................................   $  21,618    $  21,424        0.9%

Cost and Expenses:
Cost of service and sales .........................       7,651        7,203
Selling, general and administration ...............       3,423        3,139
Corporate office expense ..........................       2,091          973
Depreciation and amortization .....................       5,195        5,221
                                                      ----------------------
Operating profit, in accordance with generally
accepted accounting principles                            3,258        4,888     (33.3%)

Other Income(Expense)
Investment income .................................         793          728
Interest expense ..................................      (2,823)     (2,819)
Equity in earnings of affiliated companies .........          711         712
                                                      ----------------------
                                                         (1,319)     (1,379)
                                                      ----------------------
Income (Loss) Before Income Taxes Minority
Interests .........................................        1,939       3,509
(Provision) Benefit For Income Taxes ..............        (767)     (1,449)
Minority Interests ................................        (477)       (457)
                                                      ----------------------
  Net Income (Loss) ...............................    $     695   $   1,603
                                                      ======================
Weighted Average Shares Used In Earnings
Per Share Computations .............................       2,754       2,777

Basic and Diluted Earnings Per Share ...............   $    0.25   $    0.58


Earnings Before Interest,Taxes, Depreciation, and
  Amortization - see Attachment A
Operating Subsidiaries .............................      10,544       11,082     -4.9%
Corporate Office Expense ...........................     (2,091)        (973)
                                                      -----------------------
Total EBITDA .......................................       8,453       10,109    -16.4%
Depreciation and amortization ......................     (5,195)      (5,221)
                                                      -----------------------
  Operating profit, in accordance with generally
  accepted accounting princi                           $   3,258    $   4,888
                                                      =======================
Capital Expenditures ...............................   $   1,915    $   2,614


SELECTED BALANCE SHEET DATA
                                                          Mar. 31,   Mar 31      Dec. 31,
                                                           2005       2004        2004
                                                      -----------------------------------
Cash and Cash Equivalents ..........................   $  29,698     $ 29,572   $  27,214
Long-Term Debt .....................................     167,888      173,459     168,966
Minority Interests .................................      11,313       10,297      11,543
Shareholders' Equity ...............................      34,995       31,919      34,572

Shares Outstanding at Date .........................       2,752        2,775       2,758
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